Exhibit 12.2

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
          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                                         For the Six Months
                                                                                           Ended June 30,
                                                                                   -------------------------------
Millions of dollars                                                                     2004                 2003
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
Earnings from continuing operations                                                    $ 566                $ 397
Provision for income taxes                                                               327                  301
Minority Interests                                                                         4                    4
Distributions less than earnings from equity investments                                 (16)                  (5)
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         Earnings subtotal                                                               881                  697
Fixed charges included in earnings:
   Interest expense                                                                       70                   74
   Interest portion of rentals                                                            12                   11
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         Fixed charges subtotal                                                           82                   85
Earnings from continuing operations
   available before fixed charges                                                      $ 963                $ 782
==================================================================================================================
Fixed charges:
   Fixed charges included in earnings                                                   $ 82                 $ 85
   Capitalized interest                                                                   26                   35
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         Total fixed charges                                                           $ 108                $ 120
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Ratio of earnings from operations
   to fixed charges                                                                      8.9                  6.5
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
(a)  Includes pre-tax Impairment of:                                                      14                    3
The ratio of earnings, excluding impairment, to fixed charges would be:                  9.0                  6.5
(b)  Calculated as one-third of operating rental expense.

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